Exhibit 19

	Global Policy	GP15	Publication Date:
February-2023

Page 1 of 7
Title:	Insider Trading

I.	PURPOSE

This Insider Trading Policy ("Policy") provides guidelines with respect to transactions in the securities of Modine Manufacturing Company (the "Company") and the handling of confidential information about the Company and the companies with which the Company does business.  The Company's Business Ethics Committee has adopted this Policy to promote compliance with laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

II.	SCOPE

A.	Persons Subject to the Policy (“Covered Individuals”)
(1)
Employees and Directors.  This Policy applies to all employees of the Company and its subsidiaries and all members of the Company's Board of Directors.  The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to Material Nonpublic Information (as defined below).  Each such person individually is an “Insider” and collectively these persons are “Insiders” for purposes of this section.  In this Policy, all members of the Company’s Board of Directors and all executive officers of the Company are referred to as “Section 16 Insiders.”

(2)
Family Members and Others.  This Policy applies to all family members who reside with an Insider and any family members who do not live in such household but whose transactions in Company Securities (as defined below) are directed by an Insider or are subject to an Insider’s influence or control.  Such Insider has a duty to make these individuals aware of the need to confer with the Insider before they trade in Company Securities, and the Insider should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for the Insider’s own account.  This Policy does not, however, apply to personal securities transactions where the purchase or sale decision is made by a third party not controlled by, influenced by or within an Insider’s household.

(3)
Entities Influenced or Controlled by an employee or director.  This Policy applies to any entities that an Insider influences or controls, including any corporations, partnerships or trusts (collectively referred to as "Controlled Entities"), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Insider’s own account.

B.
Transactions Subject to the Policy.  This Policy applies to transactions in the Company's securities (collectively referred to in this Policy as "Company Securities"), including the Company's common stock, options to purchase common stock, or any other type of securities that the Company may issue.

C.
Administration of the Policy.  The Company’s General Counsel shall serve as the Reviewing Officer for the purposes of this Policy, and in his/her absence, another employee designated by the Reviewing Officer shall be responsible for administration of this Policy.  All determinations and interpretations by the Reviewing Officer shall be final and not subject to further review.

	Global Policy	GP15	Publication Date:
February-2023

Title:	Insider Trading
III.	POLICY STATEMENT

A.	General Policy. It is the policy of the Company that no Covered Individual who is aware of Material Nonpublic Information relating to the Company may, directly, or indirectly:

(1)	Engage in transactions in Company Securities, except as otherwise specified in this Section under the headings "Certain Transactions Under 401(k) Plans" and "Rule 10b5-1 Plans;"

(2)	Recommend to another the purchase or sale of any Company Securities;

(3)
Disclose Material Nonpublic Information to persons within the Company whose jobs do not require them to have such information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and consultants, unless any such disclosure is made in accordance with the Company's policies regarding the protection or authorized external disclosure of such information regarding the Company.  This includes the sharing of such information through social media or other internet-based forums; or

(4)	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Covered Individual who, in the course of working for the Company, learns of Material Nonpublic Information about another company with which the Company does business, including a customer or supplier of the Company, may trade in that company's securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein.  Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy.  The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

B.
Certain Transactions Under 401(k) Plans.  This Policy does prohibit certain elections a Company employee may make under the 401(k) plan if that employee has Material Nonpublic Information at the time of such elections, including: (a) an election to make an intra-plan transfer of an existing account balance out of the Company stock fund; and (b) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance.

C.
Rule 10b5-1 Plans.  Rule 10b5-1 under the U.S. Securities Exchange Act provides a defense from insider trading liability under Rule 10b-5.  In order to be eligible to rely on this defense, a person must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a "Rule 10b5-1 Plan") before making such transactions.  If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions, so long as the person making the trade complies with the terms of the plan.  In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material Nonpublic Information.  Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.  The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

	Global Policy	GP15	Publication Date:
February-2023

Title:	Insider Trading
IV.	DEFINITIONS

Material Information.  Information is considered "material" if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities.  Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material.  There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.  While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•	Projections of future earnings or losses, or other earnings guidance;
•	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•	A pending or proposed merger, significant acquisition or tender offer;
•	A pending or proposed acquisition or disposition of a significant asset;
•	A pending or proposed significant joint venture;
•	A significant company restructuring;
•	Significant related party transactions;
•	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•	Bank borrowings or other financing transactions outside of the ordinary course;
•	The establishment of a repurchase program for Company Securities;
•	A significant change in management;
•	A change in auditors or notification that the auditor's reports may no longer be relied upon;
•	Development of a significant new product, process, or service;
•	Pending or threatened significant litigation or the resolution of such litigation;
•	Impending bankruptcy or the existence of severe liquidity problems;
•	The gain or loss of a significant customer or supplier; and
•	The imposition of a ban on trading in Company Securities or the securities of another company.

When Information is Considered Public.  Information that has not been disclosed to the public is generally considered to be nonpublic information.  In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated.  Information generally would be considered widely disseminated if it has been disclosed through newswire services, publication in a widely available newspaper, news website, or public disclosure documents filed with the SEC that are available on the SEC's website.  By contrast, information would likely not be considered widely disseminated if it is available only to the Company's employees.

	Global Policy	GP15	Publication Date:
February-2023

Title:	Insider Trading
Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information.  As a general rule, information should not be considered fully absorbed by the marketplace until the second business day after the information is released.  If, for example, the Company were to make a material announcement on a Monday, it is likely not to be considered fully absorbed until Wednesday.  Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific Material Nonpublic Information.

Material Nonpublic Information is, thus, information that is considered “material” (as defined above), but is not yet “public” (as defined above).

V.	PROCEDURES AND RESTRICTIONS

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while individuals are in possession of Material Nonpublic Information, and to avoid the appearance of any impropriety.

A.
Pre-Clearance Procedures for Section 16 Insiders.  Section 16 Insiders may not engage in any transaction in Company Securities, including the entry into a 10b5-1 Plan relating to Company Securities, without first obtaining pre-clearance of the transaction from the Reviewing Officer.  A request for pre-clearance should be submitted to the Reviewing Officer at least two business days in advance of the proposed transaction.  Any Rule 10b5-1 Plan must be submitted for approval five business days prior to the entry into the Rule 10b5-1 Plan.  No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.  However, as always, Section 16 Insiders must report all transactions to the Legal Department immediately in order to ensure proper and timely public disclosure.  The Reviewing Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.  If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

B.
Quarterly Trading Restrictions.  Section 16 Insiders may not conduct any transactions involving the Company's Securities (other than as specified by this Policy), during a "Blackout Period" beginning on the first day of each fiscal quarter and ending on the morning of the second business day following the date of the public release of the Company's earnings results for that quarter.  In other words, these persons may only conduct transactions in Company Securities during the "Open Window" beginning on the morning of the second business day following the public release of the Company's quarterly earnings and ending on the last day of the fiscal quarter.

As a precaution, other Covered Individuals may choose to limit their transactions involving Company securities to the “Open Windows” period.  However, ultimate responsibility for ensuring compliance remains with the Covered Individual.

	Global Policy	GP15	Publication Date:
February-2023

Title:	Insider Trading
C.
Event-Specific Trading Restriction Periods for Designated Covered Individuals.  From time to time, an event may occur or information may develop that is material to the Company and is known by only a few Covered Individuals.  So long as the event or information remains material and nonpublic, the persons designated by the Reviewing Officer may not trade Company Securities for a period of time, which may extend beyond the typical Blackout Period described above.  In that situation, the Reviewing Officer will notify these persons that they should not trade in the Company's Securities, perhaps without disclosing the reason for the restriction.  The existence of an event- or information-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated by the Covered Individuals to any other person.

D.
Special and Prohibited Transactions.  The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Individuals engage in certain types of transactions.   Therefore, it is the Company's policy that the Covered Individuals listed below may not engage in the transactions as described below:

Short Sales.  Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, have the potential to signal to the market that the seller lacks confidence in the Company's prospects.  In addition, short sales may reduce a seller's incentive to seek to improve the Company's performance.  For these reasons, short sales of Company Securities are prohibited for all Covered Individuals.

Hedging Transactions.  Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.  Such hedging transactions may permit a person to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership.  When that occurs, the director, officer or employee may no longer have the same objectives as the Company's other shareholders.  For these reasons, hedging or monetization transactions of Company Securities are prohibited for all Covered Individuals.

Short-Term (“short swing”) Trading.  Section 16 Insiders may not sell any Company Securities of the same class during the six months following the purchase of such securities (and vice versa as to purchases of Company Securities).

Pledging Transactions.  Securities held in a margin account as collateral for a margin loan or otherwise pledged as collateral in any way may be sold by the broker without the customer's consent.  Because such a sale may occur at a time when the pledger is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company Securities, Section 16 Insiders are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral.

	Global Policy	GP15	Publication Date:
February-2023

Title:	Insider Trading
Standing and Limit Orders.  Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts.  There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of Material Nonpublic Information.  The Company therefore prohibits Section 16 Insiders from placing standing or limit orders on Company Securities.

E.
Post-Termination Transactions.  This Policy continues to apply to transactions in Company Securities even after termination of a Covered Individual’s service to the Company.  If a Covered Individual is in possession of Material Nonpublic Information when his or her service terminates, that Covered Individual may not trade in Company Securities until that information has become public or is no longer material.

VI.	COMPLIANCE RESPONSIBILITY

Covered Individuals have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of Material Nonpublic Information.  Each Covered Individual is responsible for making sure that he or she complies with this Policy.  In all cases, the responsibility for determining whether that Covered Individual is in possession of Material Nonpublic Information rests with that Covered Individual, and no action or inaction on the part of the Company, the Reviewing Officer or any other employee or director will insulate such Covered Individual from liability under applicable securities laws.  Covered Individuals could be subject to severe legal penalties as well as disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading "Consequences of Violations."

VII.	CONSEQUENCES OF VIOLATIONS

The purchase or sale of Company Securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in the Company’s Securities, is prohibited by law.  Insider trading violations are pursued vigorously by the United States Securities and Exchange Commission (“SEC”), by U.S. Attorneys and by state enforcement authorities as well as by foreign jurisdictions.  Punishment for insider trading violations is severe, and could include significant fines and imprisonment.  While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, a Covered Individual's failure to comply with this Policy may subject the Covered Individual to Company-imposed disciplinary actions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law.

	Global Policy	GP15	Publication Date:
February-2023

Title:	Insider Trading
VIII.	COMPANY ASSISTANCE

The Company encourages any person who has a question about this Policy or its application to any proposed transaction to obtain additional guidance from the Reviewing Officer.